Exhibit 99.5

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA FOR USMD HOLDINGS, INC.

The following unaudited pro forma condensed combined financial information is based on the historical financial statements of USMD Holdings, Inc.(“Holdings”), the historical consolidated financial statements of USMD Inc.(“USMD”), and the historical combined financial statements of Urology Associates of North Texas, L.L.P (“UANT”) and UANT Ventures, L.L.P (“Ventures”) and The Medical Clinic of North Texas, P.A. (“MCNT”) and Impel Management Services, L.L.C (“Impel”), adjusted to give effect to pro forma events that are (1) directly attributable to the business combination (the “Contribution”), (2) factually supportable, and (3) with respect to the statements of operations/income, expected to have a continuing impact on the combined results of operations. The historical statements of operations are also adjusted to give effect to direct, incremental costs of the Contribution as nonrecurring charges directly related to the Contribution. Pro forma adjustments give effect to the Contribution as an acquisition of UANT, Ventures, MCNT and Impel by USMD into Holdings. The pro forma information does not give effect to any synergies that may be realized as a result of the Contribution, nor does it give effect to any nonrecurring restructuring charges that may be incurred as a result of the integration of USMD, UANT, Ventures, MCNT and Impel.

Holdings was formed in May 2010 to facilitate the Contribution. Through June 30, 2012, Holdings had no operations or cash flows except for the expenses associated with a share-based payment, periodic reporting associated with Securities and Exchange Commission (“SEC”) filings and in preparation for the Contribution and the new post-Contribution organization. Holdings’ only assets, liabilities and equity are related to these items. The financial statements of UANT include the accounts of Ventures, and the financial statements of MCNT include the accounts of Impel.

The unaudited pro forma condensed combined balance sheet as of June 30, 2012 gives effect to the Contribution as if it occurred on June 30, 2012 and combines the historical balance sheets of Holdings, USMD, UANT and Ventures, and MCNT and Impel as of June 30, 2012. The Holdings, USMD, UANT and Ventures and MCNT and Impel pro forma balance sheet information was derived from their respective unaudited June 30, 2012 balance sheets.

The unaudited pro forma condensed combined statement of operations the six months ended June 30, 2012 and the year ended December 31, 2011 are presented as if the Contribution had been consummated on January 1, 2011 and combines the historical results of Holdings, USMD, UANT and Ventures, and MCNT and Impel for the six months ended June 30, 2012 and for the year ended December 31, 2011. The historical results of Holdings, USMD, UANT and Ventures and MCNT and Impel for the six months ended June 30, 2012 were derived from their respective unaudited statements of operations/income for the six months ended June 30, 2012. The historical results of Holdings, USMD, UANT and Ventures and MCNT and Impel for the year ended December 31, 2011 were derived from their respective audited statements of operations/income for the year ended December 31, 2011. Holdings has made certain reclassification adjustments to conform historical reported balances to the unaudited pro forma condensed combined financial statement’s basis of presentation.

The unaudited interim financial statements of Holdings and USMD for the six months ended June 30, 2012 are included in Holdings’ Quarterly Report on Form 10-Q for the six months ended June 30, 2012 filed with the SEC. The unaudited interim financial statements of UANT and Ventures and MCNT and Impel for the six months ended June 30, 2012 are included elsewhere in this current report on Form 8-K/A.

The audited financial statements of Holdings and USMD for the year ended December 31, 2011 are included in Holdings’ Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC. The audited financial statements of UANT and Ventures for the year ended December 31, 2011 are included in Holdings’ Registration Statement on Form S-4 filed with the SEC. The audited financial statements of MCNT and Impel for the year ended December 31, 2011 are included elsewhere in this current report on Form 8-K/A.

Holdings will account for the Contribution in accordance with accounting guidance for business combinations, which will result in the recognition of assets acquired and liabilities assumed at fair value as of the acquisition date, which is the closing date of the Contribution. For the purposes of preparing the unaudited pro forma information, the assets and liabilities of UANT, Ventures, MCNT and Impel have been measured based on various estimates using assumptions that the USMD, UANT, Ventures, MCNT and Impel managements believe are reasonable. The estimated fair values of the assets acquired and liabilities assumed are final subject to final review and approval of valuations and working capital, ownership, capital expenditure and debt adjustments to be concluded upon in accordance with the Contribution and Purchase Agreement as Amended, but not longer than one year from the date of acquisition.

The unaudited pro forma condensed combined financial information of Holdings has been prepared for illustrative purposes only and is not necessarily indicative of the financial position or results of operations in future periods or the financial position or results of operations that actually would have been realized had Holdings, USMD, UANT, Ventures, MCNT and Impel been a combined company during the specified periods. The unaudited pro forma condensed combined financial information, including the notes thereto, is qualified in its entirety by reference to, and should be read in conjunction with, the historical financial statements of Holdings, USMD, UANT and Ventures and MCNT and Impel for the year ended December 31, 2011.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

(As of June 30, 2012)

	Holdings Historical	USMD Inc. Historical	UANT and Ventures Historical	MCNT and Impel Historical	Pro Forma Adjustments	Note Reference	Pro Forma Combined
ASSETS	(in thousands)
Current assets:
Cash and cash equivalents	$—	$8,709	$1,482	$3,710	$(876)	(K)	$13,025
Certificates of deposit-restricted	—	—	—	3,069	—		3,069
Accounts receivable, net of allowance for doubtful accounts	—	3,477	3,698	10,038	(105)	(A)	17,108
Affiliate accounts receivable	—	1,937	—	—	—		1,937
Deferred tax assets, current	—	86	—	563	—		649
Prepaid expenses and other current assets	—	440	2,102	1,228	—		3,770

Total current assets	—	14,649	7,282	18,608	(981)		39,558
Property and equipment, net	—	2,856	13,511	6,997	3,728	(F)	27,092
Investments in nonconsolidated affiliates	—	12,300	8,883	—	12,975	(C),(F)	34,158
Goodwill	—	8,335	4,988	—	101,260	(F)	114,583
Intangible assets, net	—	287	—	—	32,479	(F)	32,766
Deferred tax assets, less current portion	538	1,386	—	3,781	—		5,705
Cash surrender value of life insurance policies	—	—	—	3,221	—		3,221
Other assets	—	—	33	105	—		138

Total assets	$538	$39,813	$34,697	$32,712	$149,461		$257,221

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$998	$251	$2,254	$2,860	$(105)	(A)	$6,258
Accrued payroll	187	1,491	1,543	7,355	—		10,576
Other accrued liabilities	—	1,534	—	1,805	314	(E)	3,653
Line of credit	—	—	—	2,152	(2,152)	(K)	—
Current portion of long-term debt and capital lease obligations	—	1,968	5,404	975	(3,025)	(K)	5,322
Other current liabilities	—	10	312	1,963	(207)	(F)	2,078

Total current liabilities	1,185	5,254	9,513	17,110	(5,175)		27,887
Long-term debt and capital lease obligations, less current portion	—	7,441	7,611	3,388	4,301	(K)	22,741
Deferred tax liabilities, less current portion	—	4,521	—	—	27,323	(F)	31,844
Deferred compensation	—	—	—	8,454	—		8,454
Deferred rent, less current portion	—	—	—	4,809	(4,809)	(F)	—
Other liabilities	—	—	—	1,184	—		1,184

Total liabilities	1,185	17,216	17,124	34,945	21,640		92,110
Equity:
Members’ and stockholders’ equity (deficit):
Members’ equity	—	—	—	2,422	(2,422)	(F)	—
Common stock	—	310	—	—	(210)	(F)	100
Additional paid-in capital	354	7,568	—	7	142,727	(F)	150,656
Retained earnings (accumulated deficit)	(1,001)	11,524	—	(4,662)	5,349	(E), (F)	11,210
Accumulated other comprehensive loss	—	(15)	—	—	—		(15)
Treasury stock	—	(1,184)	—	—	1,184	(F)	—

Total members’ and stockholders’ equity (deficit)	(647)	18,203	—	(2,233)	146,628		161,951
Partners’ capital	—	—	17,573	—	(17,573)	(F)	—
Noncontrolling interests in subsidiaries	—	4,394	—	—	(1,234)	(C)	3,160

Total equity	(647)	22,597	17,573	(2,233)	127,821		165,111

Total liabilities and equity	$538	$39,813	$34,697	$32,712	$149,461		$257,221

See accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

(For the six months ended June 30, 2012)

	Holdings Historical	USMD Inc. Historical	UANT and Ventures Historical	MCNT and Impel Historical	Pro Forma Adjustments	Note Reference	Pro Forma Combined
	(in thousands)
Revenue:
Management services revenue	$—	$11,707	$—	$5,331	$(639)	(A)	$16,399
Net patient service revenue	—	—	29,070	54,198	516	(B)	83,784
Lithotripsy revenue	—	11,000	—	—	—		11,000

Net operating revenue	—	22,707	29,070	59,529	(123)		111,183

Operating expenses:
Salaries, wages and employee benefits	176	10,721	15,229	39,383	4,922	(A), (H), (I)	70,431
Medical supplies and services expense	—	196	2,458	5,785	—		8,439
Provision for doubtful accounts	—	72	639	1,102	—		1,813
Other operating expenses	1,060	4,201	5,872	10,607	(2,347)	(A),(E)	19,393
Electronic Heath Record incentive income	—	—	—	—	(910)	(B)	(910)
Depreciation and amortization	—	537	1,870	1,044	46	(F),(G)	3,497

Total operating expenses	1,236	15,727	26,068	57,921	1,711		102,663

Income (loss) from operations	(1,236)	6,980	3,002	1,608	(1,834)		8,520
Other income (expense):
Interest expense, net	—	(410)	(288)	(310)	487	(K)	(521)
Equity in income of nonconsolidated affiliates, net	—	757	2,960	—	(1,055)	(D)	2,662
Other income (expense), net	—	135	1,637	—	(1,426)	(B)	346

Total other income (expense), net	—	482	4,309	(310)	(1,994)		2,487

Income (loss) before provision for income taxes	(1,236)	7,462	7,311	1,298	(3,828)		11,007
Provision (benefit) for income taxes	(432)	521	—	381	1,588	(J)	2,058

Net income (loss)	(804)	6,941	7,311	917	(5,416)		8,949
Less: net income attributable to noncontrolling interests	—	(5,988)	—	—	1,055	(D)	(4,933)

Net income (loss) attributable to Holdings	$(804)	$953	$7,311	$917	$(4,361)		$4,016

See accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

(For the year ended December 31, 2011)

	Holdings Historical	USMD Inc. Historical	UANT and Ventures Historical	MCNT and Impel Historical	Pro Forma Adjustments	Note Reference	Pro Forma Combined
	(in thousands)
Revenue:
Management services revenue	$—	$23,211	$—	$7,798	$(1,213)	(A)	$29,796
Net patient service revenue	—	—	55,541	101,217	1,669	(B)	158,427
Lithotripsy revenue	—	21,975	—	—	—		21,975
Other operating revenue	—	3,690	—	—	—		3,690

Net operating revenue	—	48,876	55,541	109,015	456		213,888

Operating expenses:
Salaries, wages and employee benefits	178	20,208	27,426	73,806	9,128	(A), (H), (I)	130,746
Medical supplies and services expense	—	376	3,886	11,826	—		16,088
Provision for doubtful accounts	—	35	1,280	906	—		2,221
Other operating expenses	125	8,660	10,708	20,411	(3,584)	(A), (E)	36,320
Depreciation and amortization	—	916	3,524	2,247	925	(F),(G)	7,612

Total operating expenses	303	30,195	46,824	109,196	6,469		192,987

Income (loss) from operations	(303)	18,681	8,717	(181)	(6,013)		20,901
Other income (expense):
Interest expense, net	—	(846)	(602)	(346)	613	(K)	(1,181)
Equity in income of nonconsolidated affiliates	—	1,715	5,721	—	(2,240)	(D)	5,196
Other income (expense), net	—	(758)	1,778	1,736	(1,669)	(B)	1,087

Total other income (expense), net	—	111	6,897	1,390	(3,296)		5,102

Income (loss) before provision for income taxes	(303)	18,792	15,614	1,209	(9,309)		26,003
Provision (benefit) for income taxes	(106)	2,838	—	526	2,992	(J)	6,250

Net income (loss)	(197)	15,954	15,614	683	(12,301)		19,753
Less: net income attributable to noncontrolling interests	—	(13,296)	—	—	2,240	(D)	(11,056)

Net income (loss) attributable to Holdings	$(197)	$2,658	$15,614	$683	$(10,061)		$8,697

See accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 – Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information is based on the historical financial statements of Holdings, the historical consolidated financial statements of USMD and the historical combined financial statements of UANT and Ventures and MCNT and Impel, adjusted to give effect to pro forma events that are (1) directly attributable to the Contribution, (2) factually supportable, and (3) with respect to the statements of operations/income, expected to have a continuing impact on the combined results of operations. The historical statements of operations are also adjusted to give effect to direct, incremental costs of the Contribution as nonrecurring charges directly related to the Contribution. Pro forma adjustments give effect to the Contribution as an acquisition of UANT, Ventures, MCNT and Impel by USMD into Holdings, a business combination related shell company.

The unaudited pro forma condensed combined balance sheet as of June 30, 2012 gives effect to the Contribution as if it occurred June 30, 2012 and combines the historical balance sheets of Holdings, USMD, UANT and Ventures, and MCNT and Impel as of June 30, 2012. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2012 and for the year ended December 31, 2011 are presented as if the Contribution had been consummated on January 1, 2011 and combines the historical results of Holdings, USMD, UANT and Ventures, and MCNT and Impel for the six months ended June 30, 2012 and the year ended December 31, 2011, respectively.

Holdings prepared the pro forma financial information in accordance with accounting guidance for business combinations, which will result in the recognition of assets acquired and liabilities assumed at fair value as of the acquisition date, which is the closing date of the Contribution. The Contribution is accounted for as a reverse acquisition by USMD into Holdings, a business combination related shell company. Under reverse acquisition accounting, the financial statements are issued in the name of the legal parent (Holdings), but represent a continuation of the accounting acquirer’s (USMD) financial statements, with an adjustment to retroactively restate USMD’s legal capital to reflect the legal capital of Holdings. The assets and liabilities of USMD continue at their pre-combination carrying values. The assets and liabilities of Holdings are recorded at fair value at the acquisition date, which, for Holdings, equals their carrying values. The assets acquired and liabilities assumed from Ventures, UANT, MCNT and Impel are recorded at their respective fair values at the acquisition date. For the purposes of preparing the unaudited pro forma information, the assets and liabilities of UANT, Ventures, MCNT and Impel have been measured based on various estimates using assumptions that the managements of USMD, UANT, Ventures, MCNT and Impel believe are reasonable. The allocation of estimated fair values of the assets acquired and liabilities assumed is final subject to final review and approval of valuations and working capital, ownership, capital expenditure and debt adjustments to be concluded upon in accordance with the Contribution and Purchase Agreement as Amended, but not longer than one year from the date of acquisition.

Note 2 – Assets Acquired and Liabilities Assumed at Fair Value

Holdings prepared the allocation of the fair values of the assets acquired and liabilities assumed in the June 30, 2012 unaudited pro forma condensed combined balance sheet based on management’s best estimates of the fair value of assets acquired and liabilities assumed utilizing a valuation as of August 31, 2012. The allocation gives effect to the Contribution as an acquisition of UANT, Ventures, MCNT and Impel by USMD into Holdings, a business combination related shell company. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed of Holdings, Ventures, UANT, MCNT and Impel based on June 30, 2012 balances and subject to final closing adjustments to be made in accordance with the terms of the Contribution and Purchase Agreement as Amended (in thousands):

Current assets	$26,557
Property and equipment	24,236
Investments	36,198
Other assets	8,039
Identifiable intangible assets	32,479
Goodwill	78,925
Liabilities assumed, other than long-term debt	(29,007)
Long-term debt	(19,530)

Net assets acquired and liabilities assumed	$157,897

For the purpose of these pro forma condensed combined financial statements, the carrying value of all assets acquired, except for identifiable intangible assets, property and equipment and goodwill, and all liabilities assumed, approximates fair value. Holdings determined an estimated net enterprise value of each business unit of UANT, Ventures, MCNT and Impel primarily using an income approach—discounted cash flow methodology. The analysis included each business unit’s assumptions regarding 1) the development of new businesses and organic growth rates specific to it, 2) managed care reimbursement rates where applicable, 3) discount rates of 17.5% for UANT and Ventures, and 17.7% and 14.2% for MCNT and Impel, respectively, each developed by the individual business unit using a weighted average cost of capital analysis, and 4) the costs savings or increases, and any capital expenditure requirements, associated with any new initiatives developed by such business unit.

Identifiable intangible assets acquired, excluding goodwill, consist of the following (in thousands):

	Fair Value	Weighted- Average Amortization Period
Noncompete agreements	$17,542	10.0 years
Trade names	$9,089	Indefinite
Trade name	$402	5.0 years
Customer Relationships	$767	3.0 years
Management agreements	$4,679	30.0 years

Note 3 – Pro Forma Adjustments

The pro forma information does not give effect to any synergies that may be realized as a result of the Contribution, nor does it give effect to any nonrecurring restructuring charges that may be incurred as a result of the integration of Holdings, USMD, UANT, Ventures, MCNT and Impel. As Holdings continues to develop its integrated health system leadership team and public company infrastructure, Holdings expects to incur increases in compensation, legal and consultative and general and administrative expenses of approximately $0.8 million as compared to the six months ended June 30, 2012. The pro forma adjustments are as follows (in thousands):

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION – (Continued)

(A)	To eliminate management services revenue earned by USMD CTC Division for services rendered to UANT. Upon consummation of the Contribution, this management services revenue and the related expenses will eliminate in consolidation.

The effects on the pro forma statements of operations for the six months ended June 30, 2012 and the year ended December 31, 2011 include reductions to management services revenue of $639 and $1,213, respectively. The pro forma statements of operations for the six months ended June 30, 2012 also include reductions to salaries, wages and employee benefits and other operating expense of $241 and $398, respectively, and the pro forma statements of operations for the year ended December 31, 2012 include reductions to salaries, wages and employee benefits and other operating expense of $442 and $771, respectively

The effect on the pro forma balance sheet at June 30, 2012 was a reduction to accounts receivable and accounts payable of $105.

(B)	To reclassify UANT amounts from other income to net patient service revenue and Electronic Health Record (“EHR”) incentive income. The effects on the pro forma statements of operations for six months ended June 30, 2012 and the year ended December 31, 2011 were reclassifications to net patient service revenue of $516 and $1,669, respectively, and reclassifications to EHR incentive income of $910 and $-0-, respectively.

(C)	To eliminate equity investments of UANT in three lithotripsy partnerships due to the consolidation of these entities in the USMD consolidated financial statements. The effect on the pro forma balance sheet at June 30, 2012 was a decrease in investments in nonconsolidated affiliates and equity-noncontrolling interests in subsidiaries of $1,234.

(D)	To eliminate equity in income of nonconsolidated affiliates recorded by UANT from three lithotripsy partnerships due to the consolidation of these entities in the USMD consolidated financial statements and to eliminate the offsetting noncontrolling interest deductions. The effects on the pro forma statements of operations for the six months ended June 30, 2012 and the year ended December 31, 2011 were $1,055 and $2,240, respectively.

(E)	To eliminate direct, incremental costs of the Contribution as nonrecurring charges directly related to the transaction. The pro forma statements of operations include adjustments to eliminate $1,949 and $2,813 of direct, incremental Contribution transaction costs incurred for the six months ended June 30, 2012 and the year ended December 31, 2011, respectively. The pro forma balance sheet includes a pro forma adjustment to reflect estimated future direct, incremental Contribution transaction costs of $314. The transaction costs include professional fees and other costs directly related to the Contribution.

(F)	To account for assets acquired and liabilities assumed at fair value.

i.	Increase in investments in nonconsolidated affiliates of $14,209. The increase is net of an elimination in consolidation of $14,380 representing the fair value of equity investments of three lithotripsy partnerships acquired where these lithotripsy partnerships are already consolidated in the USMD consolidated financial statements—see (C) above.

ii.	Increase in goodwill of $73,937 directly related to the allocation of assets acquired and liabilities assumed and increases of $27,323 in noncurrent deferred tax liability and goodwill to record deferred tax liabilities associated with recording acquired amortizable intangible assets, partnership investments and property and equipment at fair value amounts in excess of their historical bases.

iii.	Increase in intangible assets of $32,479.

iv.	Eliminate deferred rent associated with acquired operating leases; $4,809 and $207 of the deferred rent, less current portion and other current liabilities line items, respectively.

v.	Increase in additional paid in capital of $142,727 and elimination of $17,573 of UANT partnership capital, $2,422 of member’s equity and $1,184 of treasury stock.

vi.	Convert USMD and MCNT common stock, Impel members’ equity and UANT partnership capital to equity in Holdings. Upon consummation of the Contribution Agreement, Holdings will have approximately ten million shares of common stock issued and outstanding at a par value of $0.01 per share.

vii.	Increase property and equipment $3,728 on the pro forma balance sheet. Also, to adjust property and equipment depreciation and amortization expense for the adjusted asset base and depreciable lives as determined per the fair value assessment. The effects on the pro forma statements of operations for the six months ended June 30, 2012 and the year ended December 31, 2011 were decreases in depreciation and amortization of $1,077 and $1,321 respectively.

(G)	To account for amortization of intangible assets recorded at fair value as part of acquisition accounting. The effects on the pro forma statements of operations for six months ended June 30, 2012 and the year ended December 31, 2011 were increases in depreciation and amortization of $1,123 and $2,246, respectively.

(H)	To reclassify UANT physician professional-services-based compensation previously paid as distributions of the partnership to salaries expense of Holdings. After the consummation of the Contribution, the physicians who previously received professional-services-based compensation from UANT in the form of distributions will become employees of USMD Physician Services, and these physician employees will receive equivalent professional-services-based compensation from UANT in the form of W-2 wages. The effects on the pro forma statements of operations for the six months ended June 30, 2012 and year ended December 31, 2011 were increases in $168 and $501, respectively, and is in addition to the pro forma adjustment described in (I) below.

(I)	Historical salaries of physician employees are likely not representative of future compensation arrangements. In connection with the closing of the Contribution, each physician will enter into an employment agreement with USMD Physician Services and post-Contribution physician compensation arrangements will be based on fair market value. The effects on the pro forma statements of operations for the six months ended June 30, 2012 and the year ended December 31, 2011 were estimated increases in salary expenses of $4,995 and $9,069, respectively. In addition, the overall arrangement contains a base increase in future years that would have increased salaries, wages and employee benefits in 2012 by $300.

(J)	To adjust the provision for income tax to account for UANT, Ventures and Impel as corporations subject to federal income tax and to estimate the federal income tax effect of the pro forma adjustments.

(K)	To account for new debt of Holdings, of which the proceeds were used to pay down or retire certain debt and capital leases of USMD, UANT, MCNT and Impel, and the corresponding reduction in historical debt of USMD, UANT, MCNT and Impel. The effects on the pro forma balance sheet at June 30, 2012 included a decrease in cash of $876, net decreases in line of credit and current portion of long-term debt and capital lease obligations of $2,152 and $3,025, respectively, and a net increase in long-term debt and capital lease obligations, less current portion of $4,301.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION – (Continued)

The effects on the pro forma statements of operations for six months ended June 30, 2012 and the year ended December 31, 2011 were decreases in interest expense of $487 and $613, respectively.

Note 4 – Commitments and Contingencies

UANT, MCNT and Impel intend to distribute approximately $3.0 million of cash immediately prior to the Contribution and the cash will not be a component of net working capital subsequent to the Contribution.

Note 5 – Subsequent Events

Effective August 31, 2012, Holdings and the other parties consummated the Contribution.